Exhibit 99.1

5929 Baker Road, Suite 475	Phone: 952.564.3500
Minneapolis, MN 55345	Fax: 952.974.7887
Wireless Ronin Announces Product Development Transition; Scott Koller to Take Over
from Kate Bolseth as Interim Executive VP of Product Development
Minneapolis, MN – December 3, 2008 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based worldwide digital signage provider, today announced the resignation of Kate Bolseth, Executive Vice President of Engineering and Product Development, effective Friday, December 12, 2008. Executive Vice President Scott Koller has expanded his role in the organization to include product development.
“Scott has held a senior leadership position with the company since 2004 and has played a key role in positioning Wireless Ronin as a recognized leader in the digital signage industry,” said Steve Birke, Interim Chief Executive Officer. I am confident that we possess the team, technology and the focus to maximize the opportunities before us in the retail, quick serve restaurant and automotive industries.”
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. Wireless Ronin provides clients with a complete, turnkey digital signage system which allows the ability to manage a digital signage network from one central location. The RoninCast® digital signage software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock trades on the NASDAQ Global Market under the symbol “RNIN.”
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, on May 9, 2008.
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CONTACT:
Linda Hofflander, VP and Chief Marketing Officer
lhofflander@wirelessronin.com
(952) 564-3562